UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Playboy Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of the 2010 Annual Meeting of Stockholders

May 19, 2010

The Annual Meeting of Stockholders of Playboy Enterprises, Inc., or Playboy, will be held at 680 North Lake Shore Drive, 15th Floor, Chicago, Illinois 60611, on Wednesday, May 19, 2010, at 9:30 a.m., CDT, for the following purposes:

1. to elect seven directors, each for a one-year term;

2.	to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

3. to transact any other business that properly comes before the meeting.

All holders of record of Playboy Class A common stock, or Class A stock, at the close of business on March 22, 2010, the Record Date for the Annual Meeting of Stockholders, are entitled to notice of and to vote at the Annual Meeting. An alphabetical list of those stockholders, their addresses and the number of shares owned by each will be on display for all purposes germane to the meeting at Playboy’s Chicago office during normal business hours from May 7, 2010 to May 19, 2010. This list will also be on display at the meeting. Holders of Playboy Class B common stock, or Class B stock, on the Record Date are also welcome to attend the meeting but are not entitled to vote.

WE HOPE THAT YOU WILL BE PRESENT AT THE MEETING.  IF YOU CANNOT ATTEND AND YOU ARE A HOLDER OF CLASS A STOCK, WE URGE YOU TO VOTE YOUR SHARES BY SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS BY TELEPHONE OR VIA THE INTERNET. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL.

By Order of the Board of
Directors

Howard Shapiro
Secretary

April 9, 2010
Chicago, Illinois

i

PLAYBOY ENTERPRISES, INC.

680 North Lake Shore Drive
Chicago, Illinois 60611
Proxy Statement

GENERAL INFORMATION

Annual Meeting Time, Location and Admission Procedure

The Annual Meeting of Stockholders of Playboy Enterprises, Inc., or the Annual Meeting, will be held on Wednesday, May 19, 2010, at 9:30 a.m., CDT, at 680 North Lake Shore Drive, 15th Floor, Chicago, Illinois 60611.

All stockholders of record on the Record Date are invited to attend the Annual Meeting. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please note that if you hold your shares in “street name” (i.e., through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

Securities Entitled to Be Voted at the Annual Meeting

Only shares of Class A stock held by stockholders of record on the Record Date are entitled to be voted at the Annual Meeting. Each share of Class A stock is entitled to one vote. On March 22, 2010, 4,864,102 shares of Class A stock were outstanding. Shares of Class B stock are not entitled to be voted at the Annual Meeting. Holders of Class B stock are receiving a Notice of Internet Availability of Proxy Materials, or Notice, for informational purposes only and will not receive a proxy card.

Information About the Notice Regarding the Internet Availability of Proxy Materials

Under United States Securities and Exchange Commission, or SEC, rules that allow companies to furnish proxy materials to stockholders via the Internet, we have elected to provide access to our proxy materials via the Internet. Accordingly, we anticipate that on or about April 9, 2010, we will begin mailing the Notice to holders of record of Class A stock and Class B stock, as of the close of business on the Record Date. The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet;

•	request a printed set of the proxy materials;

•	vote your shares by proxy; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Information About This Proxy Statement

We are providing these proxy materials to you because our Board of Directors, or Board, is soliciting your proxy to vote your shares of Class A stock at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting.

Information About Voting

Holders of record of Class A stock can vote in person at the Annual Meeting or by proxy. If you want to vote by proxy, please submit your proxy by phone, via the Internet or by requesting, completing and submitting a paper proxy card, in each case, by following the instructions included in the Notice. If your shares of Class A stock are held in the name of a bank, broker or other holder of record, you will receive a Notice from that holder of record that will include instructions you must follow in order for your shares to be voted at the Annual Meeting.

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Class A stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted “for” or “withheld” with respect to all, some or none of the nominees for director and whether your shares should be voted “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm. If you (i) indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board or (ii) sign, date and return the proxy card without indicating your instructions on how to vote your shares, they will be voted as follows:

•	FOR the election of the seven nominees for director; and

•	FOR the ratification of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by submitting your proxy by telephone, via the Internet, or by requesting, completing and submitting a paper proxy card, in each case, by following the instructions included in the Notice. Voting by proxy will not affect your right to attend the Annual Meeting and vote your shares in person.

Stockholders of record may revoke or change a proxy at any time before it is exercised by any of the following methods:

•	sending a written revocation to Playboy’s Secretary, Howard Shapiro;

•	executing and delivering by mail, Internet or telephone a later dated proxy; or

•	voting in person at the Annual Meeting.

Your most current vote is the one that is counted.

Quorum Requirement

A quorum is necessary to hold a valid Annual Meeting. A majority of the shares of Class A stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Proxies marked “withheld” or “abstain” and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item under the rules of the New York Stock Exchange, or NYSE, and has not received instructions from the beneficial owner.

Information About Votes Necessary for Action to Be Taken

Each nominee for director, in order to be elected at the Annual Meeting, must receive an affirmative vote of the majority of all shares of Class A stock present in person or represented by proxy and having power to vote in the election of the directors. All other matters to be considered at the Annual Meeting require an affirmative vote of the majority of all shares of Class A stock present in person or represented by proxy. Proxies marked “withheld” or “abstain” will have the same effect as a vote against the proposals described in this proxy statement. If your shares are held through a broker or bank, your broker or bank will have the authority to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the broker or bank does not receive instructions from you. Please note that the rules that guide how brokers vote your stock have changed with respect to the election of directors. Brokers may no longer vote your shares on the election of directors without your specific instructions. A broker non-vote will have no effect on the result of the vote of the election of directors at the Annual Meeting.

We urge you to vote your shares or provide your bank or broker with instructions to vote your shares “FOR” the Board’s seven nominees for director and the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2010.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are elected by the Class A stockholders each year at our Annual Meeting. Our directors are elected to serve one-year terms. Our bylaws provide that the number of directors comprising the whole Board shall be such number, not less than five and not more than 10, as may from time to time be fixed by resolution of the Board. Our Board currently consists of seven members. Our Board has nominated seven individuals for election at the Annual Meeting. Each of the director nominees presented in this proxy statement is currently a director. If reelected, each director’s term will last until the 2011 Annual Meeting or until he is succeeded by another qualified director who has been elected or appointed by the Board, or until his earlier death, resignation or removal.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If a nominee is unavailable for election, the holders of your proxy may vote for another nominee proposed by our Board, or our Board may reduce the number of directors to be elected at the Annual Meeting. Your proxy may not be voted for more than seven nominees.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

The following information is provided with respect to each nominee for election as a director. The ages of the nominees are as of April 1, 2010.

DENNIS S. BOOKSHESTER
Director since 1990
Age 71

Mr. Bookshester is currently a private investor and advisor. He joined America’s PowerSports, Inc., a motorcycle dealer network, as Chairman in March 2006 and is currently a member of its Board of Directors. Prior to that, he was the Chief Executive Officer of Turtle Wax, Inc., a company specializing in car care products, from January 2004 to May 2005. He has been Chairman of the Board of Cutanix Corporation, a company principally engaged in scientific skin research, since 1997. Concurrently, Mr. Bookshester was the Chief Executive Officer of Fruit of the Loom, Inc. from June 1999 to May 2002. From 1990 to 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions he held from 1984 to 1989. In addition, Mr. Bookshester is a member of the Board of Directors of the Northwestern Memorial Foundation, a member of the World Presidents’ Organization, a member of the Economic Club of Chicago, a member of the Chief Executive Officer Organization and an advisor to Wind Point Partners Venture Fund. He is a lifetime member of the Visiting Committee of The University of Chicago Graduate School of Business. Mr. Bookshester is a member of our audit committee.

The Board concluded that Mr. Bookshester should serve as a director based on his management and risk oversight experience serving as Chairman and Chief Executive Officer at several large retail companies.

DAVID I. CHEMEROW
Chairman of the Board, Director since 1996
Age 58

Mr. Chemerow was appointed as Chairman of the Board of Playboy effective as of May 13, 2009. He joined Rentrak Corporation, a media measurement and research firm, as Chief Operating Officer and Chief Financial Officer in October 2009. Mr. Chemerow was Senior Vice President and Chief Financial Officer of Olympus Media LLC, a firm specializing in the sale of outdoor advertising, from June 2005 to September 2009. Prior to that, he was the Chief Operating Officer for TravelCLICK, Inc., a leading provider of solutions that help hotels maximize profit from electronic distribution channels, from December 2003 through August 2004. He was also the Chief Operating Officer of ADcom Information Services, Inc., which provided ratings for viewership of TV programs to cable operators, from July 2002 through December 2003. He served as President and Chief Executive Officer of Soldout.com, Inc. in 2000 and was President and Chief Operating Officer from 1999 through 2000. Soldout.com, Inc. was a premium event and entertainment resource, specializing in sold-out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow was President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, from 1998 to 1999, and he served as Executive Vice President and Chief Operating Officer from 1997 to 1998. From 1996 to 1997, he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., a company principally engaged in providing distributed computing management solutions. Beginning in 1990 and prior to joining ENTEX, he was Executive Vice President, Finance and Operations and Chief Financial Officer of Playboy. Mr. Chemerow is also a member of the Board of Directors of Dunham’s Athleisure Corporation, a sporting goods retailer. Mr. Chemerow is the Chairman of our audit committee.

The Board concluded that Mr. Chemerow should serve as a director based on his leadership and operating experience in the media and advertising industries.

SCOTT N. FLANDERS
Director since 2009
Age 53

Mr. Flanders was appointed as Chief Executive Officer and as a director effective as of July 1, 2009. Before joining Playboy, Mr. Flanders had been President and Chief Executive Officer of Freedom Communications, Inc. since 2006. Prior to that, Mr. Flanders had been an independent director on Freedom’s Board of Directors since 2001 and was Chairman of both the Compensation and Nominating Committees. From 1999 to 2006, Mr. Flanders served as Chairman of the Board of Directors and Chief Executive Officer of Columbia House Company. Prior to that, Mr. Flanders served as Chairman, President and Chief Executive Officer of Telstreet.com. Mr. Flanders serves as a director for eHealth, Inc., President of the Board of Visitors of the Maurer School of Law at Indiana University, a board member of the Columbia Business School Media Forum and a board member at numerous civic organizations.

The Board concluded that Mr. Flanders should serve as a director based on his role as Chief Executive Officer of Playboy as well as his prior leadership and operating experience in the media industry gained from serving as Chairman and Chief Executive Officer at several entertainment, publishing and multimedia companies.

CHARLES HIRSCHHORN
Director since 2006
Age 52

Mr. Hirschhorn is President of TV Live LLC. In addition, he is the Founder of Fountain Productions, an independent production company that produces theatrical motion pictures, television movies and direct-to-video films. Mr. Hirschhorn served as Chief Creative Officer of Retirement Living TV from 2006 to 2009. He founded and was Chief Executive Officer of G4 Media, Inc., the world’s first videogame television network, from 2000 to 2005. Mr. Hirschhorn also worked for 10 years at The Walt Disney Company, including as President of Walt Disney Television and Television Animation, from 1989 to 1999. Prior to The Walt Disney Company, he served as Vice President of Development for Fox Broadcasting Company, from 1986 to 1989, where he managed the network’s primetime programming. A graduate of Harvard College with a Bachelor of Arts in economics, Mr. Hirschhorn served as an Arts Management Fellow for the National Endowment for the Arts. He serves on the Boards for the Harvard College Office for the Arts and for the Berklee College of Music. Mr. Hirschhorn is a member of our compensation committee and audit committee.

The Board concluded that Mr. Hirschhorn should serve as a director based on his management experience in the media industry, particularly with programming, gained from founding and serving as an executive officer of several media companies.

RUSS PILLAR
Director since 2003
Age 44

Mr. Pillar is Managing Director of The 5850 Group, an investor in consumer-branded media-based businesses, and has served in that capacity there and at its predecessor companies since 1991. He also currently serves as

President of the Los Angeles Marathon, an acquisition he initiated and an asset he manages for Frank McCourt, the owner of the Los Angeles Dodgers. From January 2000 until February 2006, he was Viacom Inc. and CBS’s chief digital media strategy and execution executive, serving in a variety of positions including Senior Advisor, Viacom, President, Viacom Digital Media Group, and President and Chief Executive Officer, CBS Internet Group. He also has served as President and Chief Executive Officer of Richard Branson’s Virgin Entertainment Group and President, Chief Executive Officer, and a director of online service provider Prodigy Internet and telecom solutions provider Precision Systems. From 2007 to 2008, Mr. Pillar served as Vice Chairman of AVP Pro Beach Volleyball Tour, Inc. Over the past two decades, he has served as a board member of more than a dozen public and private consumer-branded businesses. A Crown Fellow at the Aspen Institute, Mr. Pillar graduated Phi Beta Kappa, cum laude with an A.B. in East Asian Studies from Brown University. Mr. Pillar is a member of our compensation committee.

The Board concluded that Mr. Pillar should serve as a director based on his leadership experience in the digital and consumer branded media industries gained while serving as President of Viacom Digital Media Group and President and Chief Executive Officer of both CBS Internet Group and Virgin Entertainment Group.

SOL ROSENTHAL
Director since 1985
Age 75

Mr. Rosenthal has been Of Counsel to the Los Angeles office of the law firm of Arnold & Porter LLP since 2000. Prior to that, he was Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. from 1996 through 2000. Prior to that, he was a senior partner in the law firm of Buchalter Nemer from 1974 through April 1996. He has served as an arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992, and he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. Mr. Rosenthal is the Chairman of our compensation committee.

The Board concluded that Mr. Rosenthal should serve as a director based on his legal and regulatory experience in the entertainment industry.

RICHARD S. ROSENZWEIG
Director since 1973
Age 74

Mr. Rosenzweig has been Executive Vice President of Playboy since 1988. From 1982 to 1988, he was Executive Vice President, Office of the Chairman, and from 1980 to 1982, he was Executive Vice President, Corporate Affairs. Before that, from 1977 to 1980, he had been Executive Vice President, West Coast Operations. His other positions with Playboy have included Executive Vice President, Publications Group; Associate Publisher, Playboy magazine; Chairman, Alta Loma Entertainment and President, Playboy Jazz Festivals. He has been with Playboy since 1958.

The Board concluded that Mr. Rosenzweig should serve as a director based on his experience with Playboy’s operations and businesses.

CORPORATE GOVERNANCE

Our Board held 15 meetings during 2009. In addition to meetings of the full Board, directors also attend meetings of Board committees on which they serve. Each of our directors attended at least 75% of all the meetings of the Board and of the Board committees on which he or she served during 2009. The non-employee directors also meet periodically in executive sessions without management. The Chairman of the Board presides at such executive sessions. Information with respect to our policy for communication with directors, including the non-employee directors, is described in the section of this proxy statement titled “Stockholder Communications with Directors.”

Our Board has a standing audit committee and a standing compensation committee, which are described below. Our Board does not have a standing nominating committee.

Our Board is composed of seven individuals. Our Board has affirmatively determined that all directors, other than Messrs. Flanders and Rosenzweig, are independent directors under the listing requirements of the NYSE. Specifically, these five directors have no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In making these determinations, our Board considered the fact that none of these directors had any relationships with us of the types set forth in the listing requirements of the NYSE nor any other relationships that in the Board’s judgment would interfere with the director’s independence.

Messrs. Flanders and Rosenzweig are both executive officers of Playboy. Therefore, neither one of those individuals is an independent director.

Board Leadership Structure

Mr. Flanders is our Chief Executive Officer and Mr. Chemerow is Chairman of our Board. We have separated these positions to enable the Chief Executive Officer to focus on running the various businesses of Playboy and to enable the Chairman to focus on providing guidance to and independent oversight of management.

Role of the Board in Risk Oversight

In fulfilling its risk oversight role, the Board focuses on the adequacy and effectiveness of the Company’s risk management practices. The goal of the Board’s oversight is to ensure that our employees who are responsible for risk management identify material risks in a timely manner, implement appropriate risk management strategies, integrate consideration of risk management into business decision-making throughout the Company and institute procedures that adequately transmit information concerning risk management to senior management and the Board. The individuals who supervise day-to-day risk management at the Company meet with the Board periodically as the Board deems appropriate.

In addition to risk oversight provided by the entire Board, the audit committee oversees the management of financial risk. The internal audit function provides periodic reports to the audit committee with respect to financial and operational risk. The Company also maintains a “whistle-blower” policy to encourage employees to raise concerns with management. In accordance with such policy, the Company’s General Counsel reports not less than quarterly to the Board regarding whistle-blower complaints or the lack thereof.

Audit Committee

Our audit committee is currently comprised of three directors, Messrs. Chemerow (who serves as Chairman), Bookshester and Hirschhorn. The key functions of our audit committee and certain of its activities during 2009 are described in the section of this proxy statement titled “Report of the Audit Committee.”

During 2009, the Board examined the composition of our audit committee and confirmed that all members of our audit committee are independent and financially literate and that Mr. Chemerow qualifies as an audit committee financial expert, in each case under the applicable NYSE listed company rules and SEC regulations governing audit committees. Mr. Chemerow acquired his financial expert attributes principally through years of experience as chief financial officer or controller of several companies as well as president and chief operating officer of several companies where he actively supervised principal financial officers and actively oversaw the preparation and evaluation of financial statements. Mr. Chemerow’s experience is described in the section of this proxy statement titled “PROPOSAL NO. 1 — ELECTION OF DIRECTORS.”

Our audit committee met eight times during 2009.

Compensation Committee

Our compensation committee is currently comprised of three directors, Messrs. Rosenthal (who serves as Chairman), Hirschhorn and Pillar. The key functions of our compensation committee include reviewing and approving our goals and objectives concerning compensation of corporate officers and certain other key employees, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and determining, approving and recommending to our Board for approval his compensation level based on this evaluation. The committee also evaluates the performance of other corporate officers in light of these goals and objectives, reviews the competitiveness of our compensation practices and determines and approves salary and termination arrangements for, and all proposed contracts and transactions with, all of our employees whose salaries and bonuses are more than $350,000 but less than $500,000 per year, excluding corporate officers.

Other key responsibilities of the compensation committee include reviewing and making recommendations to the Board concerning our employee benefit programs, making recommendations to our Board concerning compensation, salary or termination arrangements for, and all proposed contracts and transactions with, corporate officers and any employee of Playboy (including Hugh M. Hefner, our Editor-In-Chief and Chief Creative Officer) whose salary and bonus equals or exceeds $500,000 per year, administering our stock incentive plans for key employees and non-employee directors and determining which of our employees are eligible to participate in those plans.

Our compensation committee met four times during 2009.

Board Nominations

We are committed to having a Board comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board’s oversight of the business and affairs of Playboy and have an impeccable record and reputation for honest and ethical conduct. Our Board is composed of seven individuals, five of whom our Board has affirmatively determined to be independent directors under the listing requirements of the NYSE. Because more than 50% of our voting shares are owned by a single individual, the NYSE listing requirements do not require us to have a separate nominating committee composed solely of independent directors to identify and select individuals to serve on our Board. However, we believe the independent composition of our Board enables us to achieve the purposes of an independent nominating committee by using the full Board. Accordingly, each member of the Board participates in the consideration of director nominees.

Our Board will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Board will take into consideration its needs and the qualifications of the candidate. To have a candidate considered by the Board, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of Playboy stock, including the number and class of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of Playboy and the person’s consent to be named as a director if nominated by the Board.

The stockholder recommendation and information described above must be sent to our Secretary at Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611 and must be received by the Secretary not less than 120 days prior to the anniversary date of Playboy’s most recent annual meeting of stockholders.

In addition to the factors described above, the Board examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management, Playboy and its principal stockholder. The Board also seeks to have its members represent a diversity of experience and backgrounds, including with respect to race, ethnicity and gender as well as other differentiating characteristics.

The Board identifies potential nominees by asking current directors and executive officers to identify people meeting the criteria described above that are available to serve on the Board. As described above, the Board will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate, the Board may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Board determines that the candidate warrants further consideration, the Chairman of the Board or another member of the Board contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Board requests information from the candidate, reviews the person’s accomplishments and qualifications, including any other candidates that the Board might be considering, and conducts one or more interviews with the candidate. In certain instances, the Chairman of the Board or another member of the Board may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The Board’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number and class of shares held by the recommending stockholder and the length of time that such shares have been held and the needs of the Board at the time.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The Board has established a process to receive communications from stockholders and any interested persons. Stockholders and interested persons may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Secretary” at Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotion of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

We also have 24-hour toll-free telephone numbers (1-866-376-4117 in the U.S. and 0800-032-7076 in the U.K.) and a dedicated e-mail address (PLA@openboard.info) for receiving complaints or concerns regarding accounting and auditing matters. There is also a secure web page at openboard.info/pla providing the ability to access an Internet-based message interface that will deliver a secure message. In addition, we have a secure post office box (P.O. Box 11177, Chicago, Illinois 60611) for the same purpose. Complaints or concerns regarding accounting and auditing matters will be handled in accordance with procedures adopted by the audit committee.

It is Playboy’s policy that each of our directors should attend the Annual Meeting, absent circumstances that make attendance impossible. All of our then serving directors (other than Christie Hefner, who did not stand for reelection as a director) were in attendance at the 2009 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Posted on our website PlayboyEnterprises.com in the “Investor Relations — corporate governance” section are the charters of the audit committee and compensation committee, our Code of Conduct and our Corporate Governance Guidelines. Copies of these documents are also available free of charge by sending a request to Investor Relations, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. Information made available on our website does not constitute a part of this document.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee during 2009 were Messrs. Rosenthal (who serves as Chairman), Hirschhorn and Pillar, none of whom has (i) served at any time as an officer or employee of Playboy or our subsidiaries, (ii) any relationship with Playboy or our subsidiaries other than service as a director or (iii) received any compensation from Playboy or our subsidiaries other than in his capacity as a member of the Board or a committee thereof. None of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Playboy.

EXECUTIVE OFFICERS

The following information is provided with respect to Playboy’s executive officers as of April 1, 2010, except for Messrs. Flanders and Rosenzweig, whose information is provided in the section of this proxy statement titled “PROPOSAL NO. 1 — ELECTION OF DIRECTORS.” Each of Playboy’s executive officers holds his or her office until he or she is succeeded by another qualified individual, or until his or her earlier death, resignation or removal.

ROBERT D. CAMPBELL
Senior Vice President, Treasurer and Strategic Planning, Assistant Secretary
 and Interim Chief Financial Officer (Principal Financial Officer)
Age 48

Mr. Campbell was appointed as interim Chief Financial Officer and Principal Financial Officer in 2010. He joined Playboy in 1992 as Director of Treasury Operations. He was promoted to Assistant Treasurer in 1993, Treasurer in 1995, was named Vice President in 1998 and Senior Vice President in 2000. Prior to joining the Company, Mr. Campbell held positions at FMC Corporation and The Equitable Life Assurance Society of the United States.

MICHAEL S. DANNHAUSER
Senior Vice President and Corporate Controller (Principal Accounting Officer)
Age 55

Mr. Dannhauser was appointed as Senior Vice President in 2003 and Principal Accounting Officer in 2010. He joined Playboy in 1981 as Controller and Assistant Manager of the Playboy Club of Cincinnati, and in 1983 was named Manager of Company-Owned Clubs, Accounting. In 1986, Mr. Dannhauser was named Financial Analyst of Budget, Planning and Analysis. He was promoted to Senior Financial Analyst in 1987 and Manager in 1989. Mr. Dannhauser was named Director of Corporate Planning and Reporting in 1990, Assistant Corporate Controller in 1993 and Vice President, Corporate Controller in 1998.

HUGH M. HEFNER
Editor-in-Chief and Chief Creative Officer
Age 83

Mr. Hefner founded Playboy in 1953. He assumed his present position in 1988. From 1976 to 1988, Mr. Hefner served as Chairman of the Board and Chief Executive Officer, and before that, he served as Chairman, President and Chief Executive Officer.

MARTHA O. LINDEMAN
Senior Vice President, Corporate Communications
 and Investor Relations
Age 59

Ms. Lindeman was appointed to her present position in 1998. From 1992 to 1998, she served as Vice President, Corporate Communications and Investor Relations. From 1986 to 1992, she served as Manager of Communications at the Tribune Company, a leading information and entertainment company.

HOWARD SHAPIRO
Executive Vice President, Law and Administration General Counsel and Secretary
Age 62

Mr. Shapiro was appointed to his present position in 1996. From 1989 to 1996, he served as Executive Vice President, Law and Administration, and General Counsel. From 1985 to 1989, Mr. Shapiro served as Senior Vice President, Law and Administration, and General Counsel. From 1984 to 1985, he served as Senior Vice President and General Counsel. From 1983 to 1984, he served as Vice President and General Counsel. From 1981 to 1983, he served as Corporate Counsel. From 1978 to 1981, he served as Division Counsel. From 1973 to 1978, he served as Staff Counsel.

ALEX VAICKUS
President
Age 50

Mr. Vaickus was appointed President in 2009. From 2002 to 2009, he served as Executive Vice President and President, Global Licensing. From 2000 to 2002, Mr. Vaickus served as Senior Vice President and President of the Licensing Group. Mr. Vaickus previously served as Playboy’s Senior Vice President of Strategy, Planning and Operations and was responsible for managing the strategic planning process and all corporate-level business development activities, including the evaluation of acquisitions and new business opportunities. Prior to joining Playboy in 1998, Mr. Vaickus was Vice President of Business Development with ConAgra Refrigerated Prepared Foods, a division of ConAgra Foods, Inc. and Vice President of Business Planning and Finance for Sara Lee/DE, a division of Sara Lee Corporation. He spent 12 years at Sara Lee, where he held various positions, including Executive Director of U.S. Foods and Director of Business Planning.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation of our Chief Executive Officer and our Chief Financial Officer as well as of the other executive officers required to be included in the Summary Compensation Table on page 17 (collectively referred to as our “named executive officers”). It also provides information on our compensation philosophy and describes how our compensation policies and programs are designed to achieve our compensation objectives.

Compensation Philosophy and Objectives

The overall goal of our compensation program is to attract and retain the talented executives and employees needed to achieve our business objectives at an appropriate cost to our stockholders, as well as to ensure that an appropriate relationship exists between pay, our financial performance and the creation of long-term stockholder value.

The principal components of our compensation program consist of base salary, an incentive bonus plan and long-term equity incentive compensation and other benefits. We determine and combine the compensation elements for each executive in a manner that we believe optimizes the executive’s contribution to the Company and that results in total compensation levels that are linked to the Company’s performance.

Setting Executive Compensation

Our executive compensation program is designed to help us achieve our business objectives by:

•	setting levels of compensation designed to attract and retain superior executives in a marketplace that is both highly competitive and well-known for its individually tailored compensation packages;

•	providing incentive compensation that is tied to both Playboy’s financial performance and the individual executive’s contribution to that performance; and

•	linking compensation to elements that affect share performance.

To help the compensation committee meet these objectives, it periodically evaluates the competitiveness of our executive compensation program using information drawn from a variety of sources, such as published survey data, financial documents, information supplied by consultants and its own experience in recruiting and retaining executives.

Description of Each Element of Compensation

Base Salary

Our compensation committee reviews salary ranges once a year and adjusts them as necessary, considering a number of factors, including our financial performance and market data. The compensation committee also reviews executives’ individual salaries once a year and determines any adjustments based upon an evaluation of relevant factors, including each executive’s performance, experience in the position, duties and responsibilities and impact on Company performance, as well as external market data. We set the base salaries for executives based primarily on competitive market data, the executive’s performance and our annual merit increase budget, which is based on market practice.

As a general approach, we attempt to place executives’ salaries consistent with the median of the market data reported in relevant compensation surveys and other information considered. In general, we believe that the market median represents pay for employees who are fully competent in their positions. Our overall philosophy is to pay below the median levels for employees who are new to their role or newly promoted. Similarly, we typically pay our highest performers and our most critical and experienced employees at levels above the market median. The base salary earned by each of our named executive officers in 2009 is set forth in the Summary Compensation Table on page 17.

In 2009, in connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Flanders that provides for an annual base salary of $875,000. The amount of Mr. Flanders’ salary was agreed to by the compensation committee as part of the overall negotiations of Mr. Flanders’ employment agreement. With respect to the Company’s other named executive officers, the compensation committee determined that there would be no increase in the base salary of the named executive officers over their 2008 levels in 2009.

Annual Bonus Plan

At the beginning of each year, the compensation committee considers whether a Management Incentive Compensation Plan, or MIP, should be established for the current year and, if so, approves the MIP, including its participants, weightings and structure. In 2009, our Board determined not to establish a MIP in light of the Company’s recent financial performance.

Discretionary Bonus

From time to time, the compensation committee grants discretionary bonuses based on specific circumstances and achievements that are specific to the executive’s duties and supportive of the Company’s strategic plan.

Our employment agreement with Mr. Flanders provides for a one-time bonus for his service in 2009 at a target amount of 75% and a maximum amount of 100% of his base salary, to be paid at the discretion of the Board. The target and maximum amount of Mr. Flanders’ bonus were agreed to by the compensation committee as part of the overall negotiations of Mr. Flanders’ employment agreement. In determining the amount of Mr. Flanders’ bonus, the compensation committee considered certain qualitative performance goals, including restructuring the Company’s human capital and the development of business plans for Playboy’s operating businesses. Based on the Board’s assessment of Mr. Flanders’ performance with respect to these qualitative goals in 2009, the Board approved a one-time bonus of $400,000, or 46% of his annual base salary.

In May 2009, the compensation committee granted Jerome Kern a discretionary bonus of $100,000, subject to his continued service as interim Chief Executive Officer until the transition to a new Chief Executive Officer was complete. In setting the amount of Mr. Kern’s bonus, the compensation committee considered Mr. Kern’s achievements as interim Chief Executive Officer and the amount the committee determined was necessary to retain his services through the completion of the transition to a new Chief Executive Officer.

Equity Incentives

We provide equity incentive awards through our 1995 Stock Incentive Plan. Subject to the terms of that plan, the compensation committee determines the “key employees” to whom options and other awards may be granted, the number of shares of Class B stock covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of options and other awards and other administrative functions. Since the inception of the 1995 Stock Incentive Plan, the compensation committee has granted incentive stock options, non-qualified stock options, restricted stock awards and performance awards. These grants are designed to further our growth, development and financial success by providing key employees with strong additional incentives to maximize long-term stockholder value by assisting them to become owners of our stock, which aligns their interests with our interests. As stockholders, key employees benefit directly from our growth, development and financial success. Finally, stock option grants and restricted stock awards also enable us to attract and retain the services of those executives whom we consider essential to our long-range success.

Award levels are determined based on a number of factors including level of responsibilities and market data. In 2009, we also considered the financial impact of granting equity awards pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC Topic 718. We do not time equity awards grants in coordination with the release of information.

Stock option and restricted stock unit grants are typically subject to a three-year vesting schedule with one-third vesting upon each one-year anniversary of the grant, subject to continued employment. The compensation committee seeks to establish vesting periods that encourage executives to look to long-term appreciation in equity values. The compensation committee, however, reserves the ability to make grants with shorter or longer vesting periods and cliff vesting periods under special circumstances, such as for sign-on and retention purposes. The closing price of Class B stock on the date of grant is used as the exercise price for option awards.

Other than Mr. Hefner, each of the named executive officers received grants of stock option and restricted awards in 2009, which are reflected in the Summary Compensation Table on page 17 and the Grants of Plan-Based Awards Table on page 19.

In connection with his appointment as Chief Executive Officer on July 1, 2009, Mr. Flanders received a one-time grant of 150,000 restricted stock units of Class B stock and options to purchase 1,200,000 shares of Class B stock pursuant to the terms of his employment agreement. The restricted stock units and stock options will both vest ratably over a period of four years, as described further under the heading “Employment and Severance Agreements” on page 23. The grant date fair value of Mr. Flanders’ equity awards was $2,422,500. The amount and terms of these awards were agreed to by the compensation committee as part of the overall negotiations of Mr. Flanders’ employment agreement.

The compensation committee also made regular annual awards of restricted stock units and stock options to Robert Meyers, Ms. Havard and Messrs. Rosenzweig and Vaickus in March 2009. These awards vest ratably over three years. The grant date fair values of the awards to Ms. Havard and Messrs. Meyers, Rosenzweig and Vaickus were equal to $86,000, $86,000, $68,800 and $86,000, respectively. In determining the amount and form of these awards, the compensation committee considered the recommendations of the interim Chief Executive Officer and the Senior Vice President of Human Resources, and each executive’s performance, duties and responsibilities and impact on the Company’s performance.

We also provide our executive officers and most other full-time and part-time employees with the ability to purchase shares of our Class B common stock through payroll deductions at a price per share that is equal to 85% of the closing price on the date of purchase in accordance with the terms of our employee stock purchase plan.

Other Benefits

All eligible employees, including named executive officers, participate in our benefit programs. We provide health and welfare benefits, including medical and dental coverage, short- and long-term disability insurance benefits and life insurance benefits based on one times base pay.

Employees, including named executive officers, are eligible to participate in our Employees Investment Savings Plan. Our Employees Investment Savings Plan is a defined contribution plan consisting of two components: a profit sharing plan and a 401(k) plan. The profit sharing plan covers all employees who have completed 12 months of service of at least 1,000 hours. Our discretionary contribution to the profit sharing plan is distributed to each eligible employee’s account in an amount equal to the ratio of each eligible employee’s compensation, subject to Internal Revenue Service limitations, to the total compensation paid to all such employees. We made no discretionary contribution to the profit sharing plan in 2009. Eligible employees may participate in our 401(k) plan upon their date of hire. We make matching contributions to our 401(k) plan based on each participating employee’s contributions and eligible compensation.

In addition to the defined contribution plan, we had two non-qualified deferred compensation plans, which permitted certain employees, including named executive officers, and all non-employee directors to elect to annually defer a portion of their compensation. A match was provided to employees who participated in the deferred compensation plan, at a certain specified minimum level, and whose annual eligible earnings exceeded the salary limitation contained in the 401(k) plan. The deferred compensation plan was terminated in 2008 and all balances were 100% vested as of December 31, 2008 and distributed in 2009. For more information on our deferred compensation plans, see the discussion under the headings “Non-Qualified Deferred Compensation Plan” on page 21 and “Director Compensation” on page 26.

We currently maintain a practice of paying a separation allowance under our salary continuation policy (which is not funded) to employees with at least five years of continuous service who voluntarily terminate employment with us and are at age 60 or thereafter.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

Our compensation committee has primary responsibility for overseeing the design, development and implementation of the compensation program for the named executive officers. Our compensation committee evaluates the performance of the Chief Executive Officer and approves and recommends to the Board for approval the compensation of our Chief Executive Officer in light of the goals and objectives of the compensation program. The Chief Executive Officer and the compensation committee together assess the performance of the other named executives and determine their compensation.

Our Chief Executive Officer and the Senior Vice President of Human Resources assist our compensation committee in reaching compensation decisions with respect to the named executive officers other than the Chief Executive Officer. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the Chief Executive Officer and the compensation committee.

Role of Compensation Consultants

Neither the Company nor the compensation committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive compensation. Periodically, we, through our Human Resources department and the compensation committee, have engaged compensation consultants to review our executive salaries and salary ranges and the design of programs that affect senior executive officer compensation. Our named executive officers have not participated in the selection of any particular compensation consultant. These consultants provide market intelligence on compensation trends along with general views on specific compensation programs designed by our Human Resources personnel and management, with the oversight of the compensation committee.

In 2009, the compensation committee engaged Grant Thornton LLP, an independent compensation consultant, to provide market data on vesting criteria for equity awards.

Stock Ownership Guidelines

We have a stock retention policy for certain members of our executive management, the purpose of which is to promote the accumulation of our stock among executive management in order to ensure and demonstrate to our stockholders that the interests of our top managers are aligned with those of our other stockholders. Each of our named executive officers as of December 31, 2009 was subject to the requirements of the stock retention policy. The stock retention thresholds are set at approximately two times average base salary for each officer subject to the policy, except for our Chief Executive Officer, whose threshold is set at approximately five times his or her average base salary. We review each officer’s status with respect to these requirements annually. If an officer has not achieved the stock ownership requirement at the end of the year, a portion of that officer’s compensation under the MIP, if any, may be paid in the form of shares of Class B stock. As of March 31, 2010, each of our then serving named executive officers met the stock ownership requirements, other than Mr. Flanders who was appointed as Chief Executive Officer in July 2009.

Our named executive officers’ stock ownership is shown under the heading “Playboy Stock Ownership by Directors and Executive Officers” on page 28.

Employment and Severance Agreements

Our philosophy is to enter into employment agreements only if warranted based on the particular facts and circumstances. Except as described below, our named executive officers do not have employment agreements. This is consistent with our performance-based employment and compensation philosophy. We currently have an employment agreement with Mr. Flanders which includes severance and “change of control” provisions. We also have a severance agreement with Alex Vaickus, our President. A description of these agreements is set forth below in the section entitled “Employment and Severance Agreements” beginning on page 23.

To help us retain our most senior executive officers, our Board has approved our entering into agreements with certain officers that provide for the payment of specified benefits if their employment terminates after a “change of control” of Playboy. Each of our named executive officers (other than Mr. Hefner and Mr. Flanders, whose compensation and severance arrangements are described in the section entitled “Employment and Severance Agreements” beginning on page 23) is currently party to such an agreement. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 22.

Tax and Accounting Implications

Deductibility of Compensation

The federal corporate income tax laws limit our ability to deduct compensation in excess of $1.0 million paid annually to certain of our most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals established by the compensation committee and approved by the stockholders. The committee’s policy is to seek to qualify all executive compensation for deductibility to the extent that this policy is consistent with our overall objectives in attracting, motivating and retaining its executives. However, we may make nonconforming grants or awards from time to time.

Accounting for Stock-Based Compensation

We estimate the value of stock options on the date of grant using the Lattice Binomial model. We measure stock-based compensation cost at the grant date based on the value of the award and recognize the expense ratably over the vesting period.

Executive Resignations

Effective January 31, 2009, Christie Hefner resigned from her position as Chief Executive Officer. In connection with her resignation, we entered into a separation agreement with Ms. Hefner on February 9, 2009, which provided her with, among other things, a severance payment of $2.0 million, a one-time grant of 30,000 shares of Class B stock, a payment of $60,000 for one year of administrative support and up to $25,000 to cover her actual legal fees and expenses incurred in negotiating the agreement. Pursuant to the agreement, Ms. Hefner also agreed to a 12 month non-competition and non-solicitation covenant and to provide transition and other assistance. In addition, in the event certain change of control conditions were to occur before March 31, 2009, Ms. Hefner would have been entitled to receive another severance payment of approximately $1.7 million. No such change of control conditions occurred and Ms. Hefner did not receive an additional payment.

Effective April 16, 2009, Robert Meyers resigned from his position as Executive Vice President and President, Media. Pursuant to the terms of his employment agreement, Mr. Meyers received a severance payment of $721,000 in connection with his resignation, which was equal to his annual base salary at the time of his resignation.

Effective July 6, 2009, Jerome Kern resigned as a director of the Company. Mr. Kern had also served as interim Chief Executive Officer from February 1, 2009 through June 30, 2009 and interim Chairman of the Board from December 8, 2008 to May 13, 2009.

Effective December 31, 2009, Ms. Havard resigned from her position as Executive Vice President and Chief Financial Officer. On November 30, 2009, we agreed to certain terms regarding Ms. Havard’s separation, which provided her with, among other things, the right to receive a severance payment of $545,900, which was equal to her annual base salary at the time of her resignation, pursuant to the terms of her severance arrangements, outplacement services of $82,000, reimbursement of legal fees of $19,178 incurred with respect to her resignation and an extension of her group health benefits. In addition, in the event certain change of control conditions were to occur before February 28, 2010, Ms. Havard would have received a payment under her amended and restated severance agreement, rather than the payment described above. No such change of control conditions occurred and Ms. Havard did not receive any alternative payment under her amended and restated severance agreement.

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Submitted by the compensation committee:

Sol Rosenthal, Chairman
Charles Hirschhorn
Russ Pillar

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2009 by our named executive officers. In 2009, “Salary” accounted for approximately 36% of the total compensation of our named executive officers and non-equity incentive plan compensation accounted for 0% of total compensation.

									Change in
									Pension
									Value and
							Non-Equity		Non-Qualified
							Incentive		Deferred
					Stock	Option	Plan		Compensation	All Other
Name and Principal Position	Year	Salary	Bonus		Awards(1)	Awards(1)	Compensation		Earnings(2)	Compensation(3)	Total

Scott N. Flanders	2009	$430,769	$400,000	(8)	$406,500	$2,016,000	$—		$—	$732	$3,254,001
Chief Executive Officer(7)
Linda G. Havard	2009	545,900	—		31,250	54,750	—		—	8,878	640,778
Former Executive Vice	2008	545,900	—		71,500	24,510	—		—	26,636	668,546
President and Chief Financial Officer(9)	2007	530,000	447	(10)	132,625	46,400	210,138	(11)	—	10,192	929,802
Christie Hefner	2009	92,019	—		—	—	—		—	2,162,279	2,254,298
Former Chairman of the	2008	825,000	—		214,500	73,530	—		—	48,402	1,161,432
Board and Chief Executive Officer(12)	2007	725,000	—		397,875	139,200	231,291		—	62,391	1,555,757
Hugh M. Hefner	2009	1,000,000	—		—	—	—		—	490,175	1,490,175
Editor-in-Chief	2008	1,000,000	8,623	(10)	—	—	—		—	408,050	1,416,673
and Chief Creative Officer	2007	1,000,000	—		—	—	159,511		—	290,192	1,449,703
Jerome H. Kern	2009	302,001	100,000	(14)	—	—	—		—	—	402,001
Former Interim Chairman of the Board and Chief Executive Officer(13)
Robert Meyers(15)	2009	219,073	—		31,250	54,750	—		—	727,794	1,032,867
Former Executive Vice	2008	721,000	—		143,000	49,020	—		—	8,050	921,070
President and President, Media	2007	700,000	—		265,250	92,800	243,457		—	26,817	1,328,324
Richard S. Rosenzweig	2009	489,250	—		25,000	43,800	—		—	11,533	569,583
Executive Vice President	2008	489,250	3,627	(10)	50,050	17,157	—		—	8,975	569,059
	2007	475,000	—		92,838	32,480	167,450		—	8,904	776,672
Alex Vaickus	2009	700,000	—		31,250	54,750	—		—	8,575	794,575
President	2008	700,000	—		114,400	36,765	—		—	38,268	889,433
	2007	600,000	—		159,150	58,000	393,364	(11)	—	10,192	1,220,706

(1)	The amounts reflected in the Stock Awards and Option Awards columns reflect the grant date fair value for awards made during the year ended December 31, 2009, in accordance with ASC Topic 718 for awards granted pursuant to our 1995 Stock Incentive Plan. Amounts for prior years have been recalculated to reflect the grant date fair value, in accordance with SEC rules. Assumptions used in the calculation of these amounts are included in Note (Q), Stock-Based Compensation, to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, disregarding forfeiture estimates.

(2)	There were no above market earnings on deferred compensation balances in 2009.

(3)	Amounts included in the All Other Compensation column are as follows:

		Scott N.	Linda G.	Christie		Hugh M.	Jerome	Robert	Richard S.	Alex
Payment Type	Year	Flanders	Havard	Hefner		Hefner	H. Kern	Meyers	Rosenzweig	Vaickus

401(k) Contributions	2009	$—	$8,575	$2,221		$8,575	$—	$6,794	$8,575	$8,575
Severance Payments	2009	—	—	2,160,058	(4)	—	—	721,000	—	—
Frequent Flyer Reimbursement	2009	—	—	—		—	—	—	118	—
Talent Fees Related to The Girls Next Door (5)	2009	—	—	—		480,000	—	—	—	—
Executive Protection Services(6)	2009	732	303	—		1,600	—	—	2,840	—

Total		$732	$8,878	$2,162,279		$490,175	$—	$727,794	$11,533	$8,575

(4)	Reflects a severance payment of $2,000,000, a payment of $60,000 for one year of administrative support, a grant of 30,000 shares of Class B stock with a grant-date fair value of $46,500, a $28,558 payment for accrued vacation and a payment of $25,000 for legal fees made in connection with Ms. Hefner’s resignation. See the section entitled “Employment and Severance Agreements” on page 23 for a further description of Ms. Hefner’s severance arrangements.

(5)	Reflects talent fees made to Mr. Hefner for providing services related to The Girls Next Door on E! Entertainment Television.

(6)	Reflects the Company’s cost for security protection services provided to the executives.

(7)	Mr. Flanders was appointed as Chief Executive Officer effective July 1, 2009.

(8)	Reflects a discretionary bonus earned by Mr. Flanders pursuant to the terms of his employment agreement.

(9)	Ms. Havard resigned from her position as Executive Vice President and Chief Financial Officer effective December 31, 2009.

(10)	The amounts reported for Ms. Havard and Messrs. Hefner and Rosenzweig reflect a service award that is available to all eligible employees.

(11)	20% of the Non-Equity Incentive Plan Compensation was awarded in equivalent value in Class B stock.

(12)	Ms. Hefner resigned from her position as Chief Executive Officer effective January 31, 2009. The amount included in the “Salary” column for Ms. Hefner includes director fees earned for her service on the Board following her resignation as Chief Executive Officer, $6,344 of which was paid in Class B stock.

(13)	Mr. Kern served as interim Chairman of the Board from December 8, 2008 through May 13, 2009 and as interim Chief Executive Officer from December 8, 2008 through June 30, 2009. Mr. Kern resigned from the Board on July 6, 2009. The amount included in the “Salary” column for Mr. Kern includes director fees earned for his service on the Board during 2009, $2,055 of which was paid in Class B stock.

(14)	Reflects a discretionary bonus paid to Mr. Kern for his service as interim Chief Executive Officer until the transition to a new Chief Executive Officer was complete.

(15)	Mr. Meyers resigned from his position as Executive Vice President and President, Media, effective April 16, 2009.

Grants of Plan-Based Awards

The following table shows the awards made to our named executive officers in 2009 under our 1995 Stock Incentive Plan. For additional information on our equity and bonus programs, see the section of this proxy statement entitled “Compensation Discussion and Analysis” beginning on page 12.

										All Other	Aggregate
									All Other	Option	Grant
									Stock	Awards:	Date Fair	Exercise or
		Estimated Future Payouts							Awards:	Number of	Value of	Base
		Under Non-Equity Incentive				Estimated Future Payouts Under			Number of	Securities	Stock	Price of
		Plan Awards				Equity Incentive Plan Awards(1)			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum	Stock or	Option	Awards	Awards
Name	Date	($)	($)	($)		(#)	(#)	(#)	Units (#)(2)	(#)	($)(3)	($)

Scott N. Flanders	7/1/2009	$—	$656,250(4)	$875,000	(4)	—	—	—	—	—	$—	$—
	7/1/2009	—	—	—		—	—	—	150,000	—	406,500	—
	7/1/2009	—	—	—		—	—	—	—	1,200,000	2,016,000	2.71
Linda G. Havard(5)	3/3/2009	—	—	—		—	—	—	25,000	—	31,250	—
	3/3/2009	—	—	—		—	—	—	—	75,000	54,750	1.25
Christie Hefner	—	—	—	—		—	—	—	—	—	—	—
Hugh M. Hefner	—	—	—	—		—	—	—	—	—	—	—
Jerome H. Kern	—	—	—	—		—	—	—	—	—	—	—
Robert Meyers(6)	3/3/2009	—	—	—		—	—	—	25,000	—	31,250	—
	3/3/2009	—	—	—		—	—	—	—	75,000	54,750	1.25
Richard S. Rosenzweig	3/3/2009	—	—	—		—	—	—	20,000	—	25,000	—
	3/3/2009	—	—	—		—	—	—	—	60,000	43,800	1.25
Alex Vaickus	3/3/2009	—	—	—		—	—	—	25,000	—	31,250	—
	3/3/2009	—	—	—		—	—	—	—	75,000	54,750	1.25

(1)	We did not grant performance-based awards under any equity incentive plan in 2009.

(2)	Reflects restricted stock units granted in 2009. The restricted stock units granted to Mr. Flanders in 2009 vest ratably over a four-year period. The restricted stock units granted to the other named executive officers in 2009 vest ratably over a three-year period.

(3)	Aggregate grant date fair values for option grants are based on a Lattice Binomial value of $1.68 per option for the July 1, 2009 option grant and $0.73 for the March 3, 2009 option grants. The fair value of stock options on the grant date is estimated using a Lattice Binomial option pricing model, which requires assumptions such as dividend yield, expected volatility, risk-free rate, expected life and forfeiture rate. These assumptions are included in Note (Q), Stock-Based Compensation, to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. Aggregate grant date fair values for restricted stock units are based on a base price of $2.71 for the July 1, 2009 grant and $1.25 for the March 3, 2009 grants.

(4)	Mr. Flanders’ employment agreement provides for one-time bonus for his service in 2009 at a target amount of 75% and a maximum amount of 100% of his base salary, to be paid at the discretion of the Board. In 2009, the Board approved a one-time bonus of $400,000, or 46% of his annual base salary.

(5)	Ms. Havard’s awards were forfeited upon her resignation, effective December 31, 2009.

(6)	Mr. Meyers’ awards were forfeited upon his resignation, effective April 16, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the number of outstanding plan awards for each named executive officer as of December 31, 2009.

			Option Awards					Stock Awards(1)
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market or
					Incentive					Awards:	Payout
					Plan					Number of	Value of
					Awards:					Unearned	Unearned
			Number of	Number of	Number of			Number of	Market	Shares,	Shares,
			Securities	Securities	Securities			Shares or	Value of	Units or	Units, or
			Underlying	Underlying	Underlying			Units of	Shares or	Other	Other
			Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Units	Rights	Rights
	Grant		Options	Options	Unearned	Exercise	Expiration	Have Not	That Have	That Have	That Have
Name	Date		(Exercisable)	(Unexercisable)	Options	Price	Date	Vested	Not Vested(2)	Not Vested	Not Vested

Scott N. Flanders	7/1/2009	(3)	—	1,200,000	—	$2.71	7/1/2019	—	$—	—	$—
	7/1/2009	(3)	—	—	—	—	—	150,000	480,000	—	—

	Total		—	1,200,000	—			150,000	480,000	—	—

Linda G. Havard	1/4/2000	(4)	20,000	—	—	24.13	3/31/2010	—	—	—	—
	6/19/2000	(4)	10,000	—	—	12.13	3/31/2010	—	—	—	—
	1/26/2001	(4)	20,000	—	—	11.38	3/31/2010	—	—	—	—
	1/22/2002	(4)	30,000	—	—	15.85	3/31/2010	—	—	—	—
	1/8/2003	(5)	50,000	—	—	10.00	3/31/2010	—	—	—	—
	2/4/2004	(5)	24,000	—	—	14.48	3/31/2010	—	—	—	—
	1/21/2005	(5)	21,000	—	—	11.86	3/31/2010	—	—	—	—
	2/9/2006	(5)	21,000	—	—	14.50	3/31/2010	—	—	—	—
	5/23/2007	(5)	6,667	—	—	10.61	3/31/2010	—	—	—	—
	5/21/2008	(5)	3,334	—	—	5.72	3/31/2010	—	—	—	—

	Total		206,001	—	—			—	—	—	—

Christie Hefner(6)	Total		—	—	—			—	—	—	—

Hugh M. Hefner	Total		—	—	—			—	—	—	—

Jerome H. Kern(7)	Total		—	—	—			—	—	—	—

Robert Meyers(8)	Total		—	—	—			—	—	—	—

Richard S. Rosenzweig	1/4/2000	(4)	15,000	—	—	24.13	1/4/2010	—	—	—	—
	1/26/2001	(4)	10,000	—	—	11.38	1/26/2011	—	—	—	—
	2/26/2001	(5)	60,000	—	—	13.24	2/26/2011	—	—	—	—
	1/8/2003	(5)	50,000	—	—	10.00	1/8/2013	—	—	—	—
	2/4/2004	(5)	18,000	—	—	14.48	2/4/2014	—	—	—	—
	1/21/2005	(5)	21,000	—	—	11.86	1/21/2015	—	—	—	—
	2/9/2006	(5)	21,000	—	—	14.50	2/9/2016	—	—	—	—
	5/23/2007	(5)	4,667	2,333	—	10.61	5/23/2017	—	—	—	—
	5/21/2008	(5)	2,334	4,666	—	5.72	5/21/2018	—	—	—	—
	5/21/2008	(5)	—	—	—	—	—	8,750	28,000	—	—
	3/3/2009	(5)	—	60,000	—	1.25	3/3/2019	—	—	—	—
	3/3/2009	(5)	—	—	—	—	—	20,000	64,000	—	—

	Total		202,001	66,999	—			28,750	94,000	—	—

Alex Vaickus	1/4/2000	(4)	7,500	—	—	24.13	1/4/2010	—	—	—	—
	5/30/2000	(4)	500	—	—	12.94	5/30/2010	—	—	—	—
	1/26/2001	(4)	10,000	—	—	11.38	1/26/2011	—	—	—	—
	1/22/2002	(4)	15,000	—	—	15.85	1/22/2012	—	—	—	—
	1/8/2003	(5)	50,000	—	—	10.00	1/8/2013	—	—	—	—
	2/4/2004	(5)	18,000	—	—	14.48	2/4/2014	—	—	—	—
	1/21/2005	(5)	21,000	—	—	11.86	1/21/2015	—	—	—	—
	2/9/2006	(5)	30,000	—	—	14.50	2/9/2016	—	—	—	—
	5/23/2007	(5)	8,334	4,166	—	10.61	5/23/2017	—	—	—	—
	5/21/2008	(5)	5,000	10,000	—	5.72	5/21/2018	—	—	—	—
	5/21/2008	(5)	—	—	—	—	—	20,000	64,000	—	—
	3/3/2009	(5)	—	75,000	—	1.25	3/3/2019	—	—	—	—
	3/3/2009	(5)	—	—	—	—	—	25,000	80,000	—	—

	Total		165,334	89,166	—			45,000	$144,000	—	$—

(1)	All stock awards are paid in restricted stock units.

(2)	The values shown are based on the number of restricted stock units outstanding multiplied by the $3.20 closing price of Class B stock on December 31, 2009.

(3)	Restricted stock units and stock options granted to Mr. Flanders under his employment agreement vest ratably over four years, subject to acceleration or termination in certain circumstances.

(4)	These stock option awards vested ratably over two years, subject to acceleration or termination in certain circumstances.

(5)	These restricted stock unit and stock option awards vest ratably over three years, subject to acceleration or termination in certain circumstances. The 2008 restricted stock unit awards were granted in May 2008 and were originally scheduled to vest over a three-year period, subject to a (i) cumulative two-year operating income performance-based threshold and (ii) one-year time-based threshold. During 2008, however, we incurred $146.5 million in impairment charges, which made it impossible to meet the operating income vesting threshold contained in the 2008 restricted stock unit grant. As a result, in March 2009, the compensation committee amended the 2008 grant to change the vesting to a two-year time-based schedule, effective from the date of the amendment. The amended vesting schedule was consistent with the original three-year vesting period and market data provided by our compensation consultant with respect to the use of time-based awards.

(6)	Ms. Hefner resigned from her position as Chief Executive Officer effective January 31, 2009 and had no awards outstanding as of December 31, 2009.

(7)	Mr. Kern resigned from his position as interim Chief Executive Officer effective June 30, 2009 and had no awards outstanding as of December 31, 2009.

(8)	Mr. Meyers resigned from his position as Executive Vice President and President, Media effective April 16, 2009 and had no awards outstanding as of December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

No options were exercised by named executive officers in 2009, and no restricted stock units held by named executive officers vested in 2009.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Pursuant to our Amended and Restated Deferred Compensation Plan, certain employees, including our named executive officers, and non-employee directors were permitted to elect to annually defer a portion of their compensation. A match was provided to employees who participated in the deferred compensation plan, at a certain specified minimum level, and whose annual eligible earnings exceeded the salary limitation in the 401(k) plan. All participants chose to receive their account balances in full and assets from the plan were fully distributed in 2009.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Aggregate
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Balance at
Name	Year	Year	Year	(1)	12/31/09

Scott N. Flanders	$—	$—	$—	$—	$—
Linda G. Havard	—	—	(2,931)	(440,444)	—
Christie Hefner	—	—	(30,338)	(1,674,229)	—
Hugh M. Hefner	—	—	—	—	—
Jerome H. Kern	—	—	1,754	(11,994)	—
Robert Meyers	—	—	(972)	(153,175)	—
Richard S. Rosenzweig	—	—	—	—	—
Alex Vaickus	—	—	(3,062)	(78,130)	—

(1)	The deferred compensation plan was terminated in 2008 and all balances were 100% vested as of December 31, 2008 and distributed in 2009. No future contributions are being made.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Change of Control Agreements

To help us retain our most senior executive officers, the Board has approved Playboy entering into agreements with certain officers that provide for the payment of specified benefits if their employment terminates under certain circumstances after a “change of control” of Playboy. Each of our named executive officers (other than Mr. Hefner and Mr. Flanders, whose compensation and severance arrangements are described below under “Employment and Severance Agreements”) is a party to such an agreement. Each agreement provides that:

•	payments become due and benefits are provided if, within 18 months after a change of control, the officer is involuntarily terminated for reasons other than death, disability or “cause,” or voluntarily terminates his or her employment for a limited number of permitted reasons described in the agreement;

•	cash payments will be made following termination in the following amounts:

(i)	three times the sum of (A) the officer’s annual base salary in effect immediately prior to the occurrence of the change of control and (B) the greater of (x) the average bonus earned by the officer for the three fiscal years prior to the year in which the change of control occurs and (y) the targeted bonus for the officer’s position as set forth under our any executive compensation plan established for the applicable year (with the greater of (x) and (y) referred to as the “highest bonus”); and

(ii)	the sum of (A) any unpaid incentive compensation which has been allocated or awarded to the officer for a completed fiscal year or other measuring period preceding the termination and is contingent only upon the continued employment of the officer to a subsequent date and (B) a pro rata portion of the highest bonus for the year in which termination of employment occurs;

•	if an agreement becomes operative, the amount of the cash payments, as well as any other payments owed to officers by us or our affiliates, would be grossed-up, if necessary, to compensate the executive for the imposition of any “golden parachute” excise tax imposed thereon;

•	any restricted stock held by the officer will become fully vested and free from restrictions;

•	the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to three years from the effective date of termination; and

•	the agreement will have an initial five-year term, automatically extended on each anniversary of its execution unless Playboy or the officer gives notice that it or the officer does not wish to extend the agreement.

These change of control agreements provide that a change of control takes place whenever any of the following events occur:

•	we liquidate or dissolve;

•	we sell Playboy magazine;

•	any occurrence by which Mr. Hefner, Ms. Hefner, the Hugh M. Hefner 1991 Trust or any trust established by Mr. Hefner for estate planning or similar purposes cease, collectively, to hold, directly or indirectly, at least 50% of the stock entitled to vote generally in the election of our directors; or

•	we merge, consolidate or reorganize the Company, or sell or otherwise transfer all or substantially all of the Company’s assets to another corporation or legal person, unless we initiate the transaction and, as a result of the transaction, our stockholders immediately prior to the transaction become the majority stockholders of a successor or ultimate parent corporation of the company resulting from such transaction.

Under the agreements, “cause” is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to Playboy.

Employment and Severance Agreements

Scott N. Flanders. We have an employment agreement with Mr. Flanders that includes severance and change of control provisions. The agreement has a term of four years, unless earlier terminated by either party, and automatically renews for successive one-year terms unless either party provides notice of intent not to renew. The Company may terminate the agreement at any time for cause (subject to a 14 day cure period) or with 30 days notice for any reason, subject to certain severance and other payment obligations as described below.

Mr. Flanders’ agreement provides for an annual base salary of $875,000, which shall increase by $25,000 each year, and a one-time performance-based bonus for his service in 2009 at a target amount of 75% of his base salary and a maximum amount of 100% of his base salary, paid at the discretion of the Board. In addition, for 2010 and each other calendar year during the remaining term of the agreement, Mr. Flanders will be eligible to participate in a Board approved incentive compensation plan at a target amount of 75% of his base salary and a maximum of 100%. Upon the commencement of his employment on July 1, 2009, Mr. Flanders received a one-time grant of 150,000 restricted stock units of Class B stock and options to purchase 1,200,000 shares of Class B stock with an exercise price per share of $2.71. The restricted stock units and stock options will both vest ratably over a period of four years, subject to accelerated vesting in the event of a change of control, as described below. Mr. Flanders is also subject to certain non-competition and non-solicitation provisions for the term of his employment with the Company and one year thereafter.

If Mr. Flanders is terminated for “cause,” he shall only receive any unpaid base salary and unreimbursed expenses payable for all periods through his effective date of termination. Under his employment agreement, “cause” means a (i) willful failure or refusal to implement or follow lawful policies or directions of the Board, (ii) willful commission of an act of moral turpitude resulting in material harm to Playboy, (iii) commission of or conviction for any felony or material misdemeanor involving theft, fraud or other dishonest action that results in material harm to Playboy, (iv) material breach of the employment agreement that results in material harm to Playboy and (v) misrepresentation or willful nondisclosure that results in material harm to Playboy. If Mr. Flanders is terminated for any other reason, he shall receive, in a lump-sum cash payment within ten days of his termination, a severance payment consisting of (i) all unpaid base salary, unreimbursed expenses and accrued vacation pay payable for all periods through his effective date of termination, (ii) an amount equal to his annual base salary at the time of his termination (subject to the limitations of Section 409A of the Internal Revenue Code) and (iii) an additional payment of 100% of the target incentive under his incentive compensation plan for the year in which the termination occurs.

Under Mr. Flanders’ employment agreement, a change of control takes place upon the occurrence of any of the same events that are described above for the change of control agreements with the other named executive officers under the heading “Change of Control Agreements” on page 22. In the event of a change of control prior to July 1, 2010, 50% of the options to purchase Class B stock that were granted to Mr. Flanders upon the commencement of his employment would become fully vested and exercisable immediately prior to such change of control. In the event of a change of control on or after July 1, 2010, 100% of such options would become fully vested and exercisable immediately prior to such change of control. In addition, 100% of the restricted stock units granted to Mr. Flanders upon the commencement of his employment would become fully vested and exercisable immediately prior to a change of control that occurs at any time during the term of his employment agreement.

Alex Vaickus. We have a severance agreement with Mr. Vaickus. In the event that he is terminated at any time not “for cause,” Mr. Vaickus will be entitled to receive 12 months of severance pay based on his annual salary at that time (subject to the limitations of Section 409A of the Internal Revenue Code). In the event of such termination, he will have no duty to mitigate damages and will be free to accept other employment at his discretion.

Linda G. Havard. Effective December 31, 2009, Ms. Havard resigned from her position as Executive Vice President and Chief Financial Officer. On November 30, 2009, we agreed to certain terms regarding Ms. Havard’s separation, which provided her with, among other things, the right to receive a severance payment of $545,900, which was equal to her annual base salary at the time of her resignation, pursuant to the terms of her severance arrangements, outplacement services of $82,000, reimbursement of legal fees of $19,178 incurred with respect to her resignation and an extension of her group health benefits. In addition, in the event certain change of control conditions were to occur before February 28, 2010, Ms. Havard would have received a payment under her amended and restated severance agreement, rather than the payment described above. No such change of control conditions occurred and Ms. Havard did not receive any alternative payment under her amended and restated severance agreement.

Robert Meyers. Effective April 16, 2009, Mr. Meyers resigned from his position as Executive Vice President and President, Media. Pursuant to the terms of his employment agreement, Mr. Meyers received a severance payment of $721,000 in connection with his resignation, which was equal to his annual base salary at the time of his resignation.

Christie Hefner. Effective January 31, 2009, Ms. Hefner resigned from her position as Chief Executive Officer. In connection with her resignation, we entered into a separation agreement with Ms. Hefner on February 9, 2009, which provided her with, among other things, a severance payment of $2.0 million, a one-time grant of 30,000 shares of Class B stock, a payment of $60,000 for one year of administrative support and up to $25,000 to cover her actual legal fees and expenses incurred in negotiating the agreement. Pursuant to the agreement, Ms. Hefner also agreed to a 12 month non-competition and non-solicitation covenant and to provide transition and other assistance. In addition, in the event certain change of control conditions were to occur before March 31, 2009, Ms. Hefner would have been entitled to receive another severance payment of approximately $1.7 million. No such change of control conditions occurred and Ms. Hefner did not receive an additional payment.

1995 Stock Incentive Plan

Our 1995 Stock Incentive Plan contains a change of control provision. In the event of a change of control of Playboy, options and restricted stock that are unvested on the effective date of the change of control will become immediately exercisable. For purposes of the 1995 Stock Incentive Plan, “change of control” has generally the same meaning described above with respect to the change of control agreements.

Other Practices

We currently maintain a practice of paying a separation allowance bonus plan (which is not funded) to employees with at least five years of continuous service who voluntarily terminate employment with us and are at age 60 or thereafter.

We currently provide all employees, if terminated in connection with a disability as defined by the policy, a benefit equal to 60% of the employee’s base salary up to a maximum of $16,000 per month. Total plan benefits are capped based on the employee’s age when disability payments begin. In the event of the death of an employee, we pay the monthly COBRA costs to continue medical and dental insurance for the employee’s immediate family for a period of twelve months.

The following table shows potential payouts upon various termination scenarios for our named executive officers, assuming termination as of December 31, 2009:

		Voluntary
		Termination			Termination		Termination
		for Good			w/o		Following a
	Termination for	Reason by			Cause by	Voluntary	Change of
	Cause	Executive	Death	Disability	Playboy	Termination	Control
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)

Scott N. Flanders	$33,654	$915,854	$654,894	$246,894	$915,854	$33,654	$1,703,894
Linda G. Havard(8)	73,487	n/a	631,339	265,487	626,587	727,765	2,941,667
Christie Hefner(9)	n/a	n/a	n/a	n/a	n/a	2,160,058	n/a
Hugh M. Hefner	192,308	n/a	813,224	384,308	2,904,000	2,206,708	n/a
Jerome H. Kern(10)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert Meyers(11)	n/a	n/a	n/a	n/a	n/a	721,000	n/a
Richard S. Rosenzweig	50,807	n/a	552,009	242,807	1,244,197	1,043,707	2,572,361
Alex Vaickus	26,923	n/a	632,899	218,923	734,124	26,923	3,984,863

(1)	Payments made to the named executive officers upon a termination for cause reflect amounts related to their accrued and unpaid vacation payable upon termination.

(2)	Upon voluntary termination for good reason by Mr. Flanders, his employment agreement provides for accrued and unpaid vacation payable upon termination, accelerated vesting of restricted stock units and stock options, severance in an amount equal to one year base salary, target bonus and health and welfare benefits continuance.

(3)	Amounts reported include the executives’ accrued and unpaid vacation payable upon termination, one year of health and welfare benefits and life insurance payments.

(4)	Amounts reported include the executives’ accrued and unpaid vacation payable upon termination and one year of disability payments per our policy. Mr. Flanders is also entitled to receive one year of health and welfare benefits.

(5)	Amounts reported include the executives’ severance payments and accrued and unpaid vacation payable upon termination. Mr. Hefner is also entitled to receive these payments upon termination following a change of control.

(6)	The amounts reported reflect the following potential payments:

•	Messrs. Flanders and Vaickus: accrued and unpaid vacation payable upon termination.

•	Ms. Havard: a severance payment equal to her annual base salary and her accrued and unpaid vacation payable upon termination.

•	Ms. Hefner and Mr. Meyers: severance payments made in connection with her resignation in 2009.

•	Messrs. Hefner and Rosenzweig: accrued and unpaid vacation payable upon termination, a separation bonus that would be paid under our general termination policy for employees over 60 years of age with at least five years of service and health and welfare benefits.

(7)	With the exception of Mr. Flanders, amounts reported include the executives’ accrued and unpaid vacation payable upon termination, accelerated vesting of restricted stock units and stock options, plus severance in an amount equal to three years base salary, the average bonus earned during the previous three fiscal years, health and welfare benefits continuance, and a gross-up payment to cover 100% of any tax liabilities for Section 280G excess payments. For Mr. Flanders, the amount reported includes the accrued and unpaid vacation payable upon termination, accelerated vesting of restricted stock units and stock options, plus severance in an amount equal to one year base salary, target bonus and health and welfare benefits continuance.

(8)	Effective December 31, 2009, Ms. Havard resigned from her position as Executive Vice President and Chief Financial Officer. On November 30, 2009, we agreed to certain terms regarding Ms. Havard’s separation, which provided her with, among other things, the right to receive a severance payment of $545,900, which was equal to her annual base salary at the time of her resignation, pursuant to the terms of her severance arrangements, outplacement services of $82,000, reimbursement of legal fees of $19,178 incurred with respect to her resignation and an extension of her group health benefits. In addition, in the event certain change of control conditions were to occur before February 28, 2010, Ms. Havard would have received a payment under her amended and restated severance agreement, rather than the payment described above. No such change of control conditions occurred and Ms. Havard did not receive any alternative payment under her amended and restated severance agreement.

(9)	Effective January 31, 2009, Ms. Hefner resigned as Chief Executive Officer. The amount reported for Ms. Hefner reflects a severance payment of $2,000,000, a payment of $60,000 for one year of administrative support, a grant of 30,000 shares of Class B stock with a grant-date fair value of $46,500, a $28,558 payment for accrued vacation and a payment of $25,000 for legal fees made in connection with Ms. Hefner’s resignation.

(10)	Effective July 6, 2009, Mr. Kern resigned as a director. He had no potential payouts upon the various termination scenarios stated herein or otherwise.

(11)	Effective April 16, 2009, Mr. Meyers resigned as Executive Vice President and President, Media. Pursuant to the terms of his employment agreement, Mr. Meyers received a severance payment of $721,000 in connection with his resignation, which was equal to his annual base salary at the time of his resignation.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level required by the Company of members of our Board. Similar to executive officers, directors are subject to a minimum share ownership requirement. Each director is expected to acquire, within two years of becoming a director, not less than 15,000 shares of Class B stock and to maintain that level of investment throughout his term. We review directors’ status with these requirements annually. As of December 31, 2009, all of our directors met the stock ownership requirements.

The compensation committee is responsible for reviewing and recommending to the board the compensation for non-employee directors. Directors who are Playboy employees receive no compensation for their services as directors. In 2009, our non-employee director compensation included:

Annual retainer(1)	$45,000
Annual Chairman retainer(2)	$120,000
Annual retainer for audit committee Chairman(3)	$20,000
Annual retainer for audit committee members (other than the Chairman)(3)	$10,000
Annual retainer for compensation committee Chairman(3)	$10,000
Annual retainer for compensation committee members (other than the Chairman)(3)	$5,000
Board meeting fees(4)	$1,000

(1)	The annual retainer is paid in quarterly installments. At least half of the retainer is paid in shares of Class B stock under our 1997 Equity Plan.

(2)	In 2009, the Company split the roles of Chairman and Chief Executive Officer and appointed Mr. Chemerow as non-executive chairman of the Board. In connection with the separation of the roles of Chairman and Chief Executive Officer, the compensation committee approved an annual cash retainer of $120,000 for the non-executive Chairman position, effective May 13, 2009.

(3)	At least half of these committee fees are paid in shares of Class B stock under our 1997 Equity Plan.

(4)	Meeting fees are payable in shares of Class B stock under our 1997 Equity Plan, for each Board meeting in which the director participated, except that no fee was paid in connection with telephonic-only Board meetings

In addition to the fees set forth in the table above, we paid fees to Messrs. Chemerow and Rosenthal in 2009 to lead the search for, and transition to, a new Chief Executive Officer. In 2009, Messrs. Rosenthal and Chemerow received such additional fees of $50,000 and $37,500, respectively.

Our 1997 Equity Plan also permits us to issue to non-employee directors (i) options to purchase shares of Class B stock, (ii) restricted stock and (iii) awards of Class B stock. Options granted under the 1997 Equity Plan are generally exercisable in four equal annual installments, beginning on the first anniversary of the date that the option was initially granted, unless accelerated according to the terms of the 1997 Equity Plan. Options granted under the 1997 Equity Plan generally expire 10 years after the date of grant, although they may expire earlier. The 1997 Equity Plan is the successor to our 1991 Non-Qualified Plan for Non-Employee Directors, or the 1991 Plan. All future equity grants to non-employee directors will be made from the 1997 Equity Plan. As of December 31, 2009, Mr. Hirschhorn had 10,000 options outstanding under the 1991 Plan. Each option grant is exercisable in four equal installments, beginning on the first anniversary of the date that the option was initially granted.

Since October 1992, non-employee directors had also been eligible to participate in our Deferred Compensation Plan for Non-Employee Directors, under which they were able to defer receipt of part or all of their annual retainers, committee fees and per-meeting payments. All amounts deferred and earnings credited were 100% vested immediately and were general unsecured obligations of Playboy. All participants chose to receive their account balances in full and assets from the plan were fully distributed in 2009.

In 2010, the compensation committee retained an independent compensation consultant, Compensation Advisory Partners, LLC, to conduct a competitive review of our non-employee directors’ compensation. Following this review, the compensation committee, taking into account the recommendations of the compensation consultant, approved an annual $30,000 equity grant to non-employee directors. This annual grant is comprised of 50% stock options and 50% restricted stock unit awards that vest 12 months after the grant date. The closing price of the Class B stock on the date of grant is the exercise price for option awards. The first grant was effective as of February 22, 2010.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation paid to non-employee directors for the fiscal year ended December 31, 2009:

					Change in
					Pension Value
					and Non-
					qualified
				Non-Equity	Deferred	All Other
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	Compensation
Name(1)	Paid in Cash(2)	Awards	Awards	Compensation	Earnings(3)	(4)	Total

Dennis S. Bookshester	$59,000	$—	$—	$—	$—	$—	$59,000
David I. Chemerow	144,000	—	—	—	—	42,500	186,500
Charles Hirschhorn	64,000	—	—	—	—	10,000	74,000
Russ Pillar	54,000	—	—	—	—	—	54,000
Sol Rosenthal	59,000	—	—	—	—	65,000	124,000

(1)	As of December 31, 2009, options outstanding were as follows: Mr. Bookshester, 37,500; Mr. Chemerow, 37,500; Mr. Hirschhorn, 10,000; Mr. Pillar, 30,000; and Mr. Rosenthal, 37,500.

(2)	Portions of these fees were paid in an equivalent value of Class B stock. The value of the Class B stock issued to directors during 2009 was as follows: Mr. Bookshester, $31,485; Mr. Chemerow, $36,487; Mr. Hirschhorn, $33,981; Mr. Pillar, $28,986; and Mr. Rosenthal, $31,485.

(3)	There were no above-market earnings on deferred compensation balances in 2009.

(4)	The amounts reported for Messrs. Chemerow and Rosenthal include payments for their work leading the search for a successor Chief Executive Officer in 2009. The amounts reported for Messrs. Hirschhorn and Rosenthal also include special committee fees of $10,000 each.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance as of December 31, 2009.

Class B Stock
Number of Securities
	Number of		Remaining Available for
	Securities to be		Future Issuance Under
	Issued Upon		Equity Compensation
	Exercise of	Weighted Average	Plans (Excluding
	Outstanding	Exercise Price of	Securities Reflected in
Plan Category(1)	Options	Outstanding Options	Column (a))
	(a)	(b)	(c)

Equity Compensation plans approved by stockholders	3,808,921	$7.48	4,870,025

(1)	Playboy has no equity compensation plans that have not been approved by stockholders.

PLAYBOY STOCK OWNERSHIP

The following table provides information about each person who we believe, based on a review of filings with the SEC, as of February 28, 2010, beneficially owns more than 5% of our outstanding Class A stock.

	Number of Shares	Percent
Name and Address	of Class A Stock	of Class

Hugh M. Hefner, Trustee(1)	3,381,836	69.53%
The HMH Playboy Stock Trust 2706 Media Center Drive Los Angeles, California 90065
Plainfield Asset Management LLC(2)	926,700	19.05%
55 Railroad Avenue Third Floor Greenwich, Connecticut 06830

(1)	Mr. Hefner, founder of Playboy and Editor-in-Chief and Chief Creative Officer, owns these shares through The HMH Playboy Stock Trust. Mr. Hefner has sole investment and voting power over these shares. Mr. Hefner has indicated his intent to vote his shares on the matters specified in this proxy statement in accordance with the recommendations made in this proxy statement by the Board.

(2)	Information as to Plainfield Asset Management LLC is based upon an amended report on Schedule 13G filed with the SEC on February 16, 2010. Such report was filed by Plainfield Asset Management LLC and indicates that the stockholder shared voting and dispositive power with Plainfield Special Situations Master Fund Limited, Plainfield Special Situations Master Fund II Limited, Plainfield OC Master Fund Limited, Plainfield Capital Limited and Max Holmes with respect to 926,700 shares.

Playboy Stock Ownership by Directors and Executive Officers

The following table shows, as of February 26, 2010, the amount of common stock beneficially owned by each of our directors and by each of our named executive officers, and by all directors and executive officers as a group. In general, “beneficial ownership” includes those shares over which a person has the power to vote, or the power to transfer, and stock options that are currently exercisable or will become exercisable within 60 days of February 26, 2010. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares of	Percent of	Shares of	Percent of
	Class A	Class A	Class B	Class B
Name(1)	Stock	Stock	Stock	Stock

Dennis S. Bookshester(2)	3,000	*	84,502	*
David I. Chemerow(2)	800	*	112,014	*
Linda Havard(2)	—	*	214,212	*
Christie Hefner	72,274	1.49%	198,062	*
Scott N. Flanders	—	*	1,000	*
Hugh M. Hefner	3,381,836	69.53%	7,935,596	27.70%
Charles Hirschhorn(2)	—	*	31,495	*
Jerome H. Kern	—	*	26,818	*
Robert Meyers	—	*	24,990	*
Russ Pillar(2)	—	*	73,204	*
Sol Rosenthal(2)	250	*	89,889	*
Richard S. Rosenzweig(2)	365	*	264,227	*
Alex Vaickus(2)	—	*	223,714	*
All Directors and Executive Officers as a group (15 persons)(2)	3,458,540	71.10%	9,754,115	32.78%

*	Less than 1% of the total shares outstanding.

(1)	In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Pillar, who owns 43,204 shares of Class B stock through Pillar Living Trust and shares voting and investment power with his wife.

(2)	Includes the following shares of Class B stock that are subject to installments of stock option grants made under the 1995 Stock Incentive Plan, the 1991 Directors’ Stock Option Plan and the 1997 Equity Plan, which were either exercisable on February 26, 2010, or are exercisable within 60 days of February 26, 2010:

Class B
Name	Common Stock

Dennis S. Bookshester	37,500
David I. Chemerow	37,500
Linda Havard	186,001
Charles Hirschhorn	7,500
Russ Pillar	30,000
Richard S. Rosenzweig	207,001
Sol Rosenthal	37,500
Alex Vaickus	182,834
All Directors and Executive Officers as a group (15 persons)	1,111,838

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2010. The Board is recommending that stockholders ratify that appointment at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2000. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement should they wish to do so. Although we are not required to seek stockholder approval of the appointment of our independent registered public accounting firm, we believe it to be sound corporate governance to do so. If the appointment of Ernst & Young LLP is not ratified by the stockholders, our audit committee will investigate the reasons for the stockholder rejection and will consider appointing a different independent registered public accounting firm.

For 2009 and 2008, our engagement agreements with Ernst & Young LLP set forth the terms by which Ernst & Young LLP was to perform audit services for us. These agreements contained alternative dispute resolution procedures and an exclusion of punitive damages. We expect to enter into a comparable engagement agreement with Ernst & Young LLP in connection with its performance of audit services for us in 2010.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

AUDIT COMMITTEE DISCLOSURE

Principal Accountant Fees and Services

The following table sets forth in more detail the fees incurred for the professional services of Ernst & Young LLP in 2009 and 2008:

	2009	2008

Audit Fees(1)	$1,060,000	$1,250,000
Audit-Related Fees(2)	25,000	25,000
Tax Fees(3)	50,000	68,000
All Other Fees(4)	—	—

(1)	Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q, for an audit of our internal control over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and for other services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, other than those services described under “Audit Fees.” These fees are primarily for services provided in connection with employee benefit audits.

(3)	Tax fees consist of services performed by our independent registered public accounting firm’s tax division, except those related to the audit, and include fees for tax compliance, including foreign subsidiary tax return preparation, tax planning and tax advice.

(4)	There were no fees billed for other services rendered by our independent registered public accounting firm that would be included in “All Other Fees” for the years ended December 31, 2009 or December 31, 2008.

Audit Committee Policy for Approval of Audit and Permitted Non-Audit Services

The audit committee is responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm. The audit committee has adopted policies and procedures for preapproving services (audit and non-audit) performed by the independent registered public accounting firm. In accordance with such policies and procedures, the audit committee is required to preapprove the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. These services may include audit services, audit-related services, tax services and other services. Unless a type of service to be provided by our independent registered public accounting firm has received general preapproval, it will require specific preapproval by the audit committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the audit committee. The audit committee has delegated to the Chairman of the audit committee specific preapproval authority provided that the estimated fee for any such engagement is de minimis. The Chairman of the audit committee must report, for information purposes only, any preapproval decisions to the audit committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the audit committee shall be submitted to the audit committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on independence.

With respect to each proposed preapproved service, our independent registered public accounting firm must provide detailed back-up documentation regarding the specific services to be provided. Periodically, but not less than quarterly, our Chief Financial Officer will provide the audit committee with a report of audit and non-audit services provided and expected to be provided by our independent registered public accounting firm. All of the services of Ernst & Young LLP in 2009 described above were preapproved by our audit committee in accordance with our Audit and Non-Audit Permitted Services Policy.

Report of the Audit Committee

The audit committee of the Board is currently made up of Messrs. Chemerow (who serves as Chairman), Bookshester and Hirschhorn. As set forth in more detail in the audit committee’s charter, the primary responsibilities of Playboy’s audit committee fall into three broad categories:

•	to serve as an independent and objective party to monitor Playboy’s financial reporting process and internal control system;

•	to review and appraise the audit efforts of Playboy’s independent registered public accounting firm and internal auditing function; and

•	to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal auditing function, and the Board.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the audit committee’s charter. To carry out its responsibilities, the audit committee met eight times during 2009.

In connection with the financial statements for the fiscal year ended December 31, 2009, the audit committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Ernst & Young LLP, Playboy’s independent registered public accounting firm, or Auditors, the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance;

•	received the written disclosure and letter from the Auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the audit committee concerning independence and discussed with the Auditors the firm’s independence; and

•	considered whether the provision of services by the Auditors that are not related to the audit of the financial statements referred to above is compatible with maintaining the Auditor’s independence.

Based upon these reviews and discussions, the audit committee recommended to the Board that Playboy’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. The Board has approved this inclusion.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Playboy’s independent registered public accounting firm is responsible for auditing those financial statements.

Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Submitted by the audit committee:

David I. Chemerow (Chairman)
Dennis S. Bookshester
Charles Hirschhorn

TRANSACTIONS WITH MANAGEMENT

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the audit committee and compensation committee review and approve or ratify any related person transaction that is required to be disclosed.

We own a 29-room mansion located on five and one-half acres in Los Angeles. The Playboy Mansion is used for various corporate activities and serves as a valuable location for motion picture and television production, magazine photography and for online, advertising, marketing and sales events. It also enhances our image, as we host many charitable and civic functions. The Playboy Mansion generates substantial publicity and recognition, which increases public awareness of us and our products and services. Its facilities include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Playboy Mansion also includes accommodations for guests and serves as an office and residence for Mr. Hefner. It has a full-time staff that performs maintenance, serves in various capacities at the functions held at the Playboy Mansion and provides our and Mr. Hefner’s guests with meals, beverages and other services.

Under a 1979 lease entered into with Mr. Hefner, the annual rent Mr. Hefner pays to us for his use of the Playboy Mansion is determined by independent experts who appraise the value of Mr. Hefner’s basic accommodations and access to the Playboy Mansion’s facilities, utilities and attendant services based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per-unit value of non-business meals, beverages and other benefits he and his personal guests receive. These standard food and beverage per-unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are reappraised every three years and are annually adjusted between appraisals based on appropriate consumer price indexes. Mr. Hefner is also responsible for the cost of all improvements in any Hefner residence accommodations, including capital expenditures, that are in excess of normal maintenance for those areas.

Mr. Hefner’s usage of Playboy Mansion services and benefits is recorded through a system initially developed by the professional services firm of PricewaterhouseCoopers LLP, and now administered by us, with appropriate modifications approved by our audit and compensation committees. The lease dated June 1, 1979, as amended, between Mr. Hefner and us renews automatically at December 31st each year and will continue to renew unless either Mr. Hefner or we terminate it. The rent charged to Mr. Hefner during 2009 included the appraised rent and the appraised per-unit value of other benefits, as described above. Within 120 days after the end of our fiscal year, the actual charge for all benefits for that year is finally determined. Mr. Hefner pays or receives credit for any difference between the amount finally determined and the amount he paid over the course of the year. We estimated the sum of the rent and other benefits payable for 2009 to be $0.8 million, and Mr. Hefner paid that amount. The actual rent and other benefits paid were $0.7 million for each of 2008 and 2007.

We purchased the Playboy Mansion in 1971 for $1.1 million and in the intervening years have made substantial capital improvements at a cost of $14.4 million through 2009 (including $2.7 million to bring the Hefner residence accommodations to a standard similar to the Playboy Mansion’s common areas). The Playboy Mansion is included in our Consolidated Balance Sheets at December 31, 2009 and 2008, at a net book value of $1.2 million and $1.3 million, respectively, including all improvements and after accumulated depreciation. We incur all operating expenses of the Playboy Mansion, including depreciation and taxes, which were $2.3 million, $1.9 million and $2.8 million for 2009, 2008 and 2007, respectively, net of rent received from Mr. Hefner.

Crystal Harris, Holly Madison, Bridget Marquardt, Karissa Shannon, Kristina Shannon and Kendra Wilkinson, the stars of The Girls Next Door on E! Entertainment Television, resided in the mansion with Mr. Hefner at various times in 2009 and 2008. The value of rent, food and beverage and other personal benefits for their use of the Playboy Mansion was charged to Alta Loma Entertainment, our production company. The aggregate amount of these charges was $0.3 million and $0.4 million in 2009 and 2008, respectively. In addition, each of these individuals receives or has received payments for services rendered on our behalf, including appearance fees.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms we have received and on written representations from certain reporting persons that no other reports were required during 2009, all of our officers, directors and greater than 10% beneficial owners complied with their Section 16(a) filing requirements, with the exception of Martha Lindeman, who filed one late report related to one transaction.

Stockholder Proposals for the 2011 Annual Meeting

If you wish to submit a proposal for us to consider for inclusion in our 2011 proxy materials and for presentation at our 2011 Annual Meeting, you must send the proposal so that we receive it no later than December 10, 2010, unless the 2011 Annual Meeting will be held on a date that is more than 30 days before or after May 19, 2011, the anniversary of the date of the 2010 Annual Meeting, in which case we must receive your proposal within a reasonable time before we distribute the proxy materials for the 2011 Annual Meeting. Stockholder proposals to be presented at our 2011 Annual Meeting of Stockholders that are not intended to be considered for inclusion in our 2011 proxy materials must be received by us no later than February 18, 2011 and must otherwise comply with the applicable requirements set forth in our bylaws. Stockholder proposals received after that date will be considered untimely. Proposals should be addressed “c/o Secretary,” Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. We recommend that you send your stockholder proposals via certified mail, return receipt requested, so that you will have confirmation of the date we received your proposal.

Expenses of Solicitation

We are soliciting proxies primarily over the Internet and by mail, but we may also solicit proxies personally and by telephone calls placed by our officers and employees (without additional compensation). We will bear the expenses of all solicitations, which may also include the reimbursement of brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of our common stock and seeking instruction from those beneficial owners with respect to the proxy materials.

Other Business

As of the date of these proxy materials, management knows of no other business that will be presented for consideration at the Annual Meeting.

PLAYBOY ENTERPRISES, INC. C/O AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC 6201 15TH AVENUE BROOKLYN, NY 11219
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M20274-P92389	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

PLAYBOY ENTERPRISES, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES.
			☐	☐	☐
Vote On Directors

1.	Election of Directors

Nominees:

	01) D. Bookshester	05) R. Pillar
	02) D. Chemerow	06) S. Rosenthal
	03) S. Flanders	07) R. Rosenzweig
04) C. Hirschhorn

Vote on Proposal

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NUMBER 2.		For	Against	Abstain
2.	TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS PLAYBOY ENTERPRISES, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.	☐	☐	☐
The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLAYBOY ENTERPRISES, INC. ANNUAL MEETING TO BE HELD ON MAY 19, 2010
AT 9:30 A.M., CDT, FOR HOLDERS AS OF MARCH 22, 2010
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ê  FOLD AND DETACH HERE  ê

M20275-P92389

PROXY		PROXY
PLAYBOY ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010
          The undersigned hereby constitutes and appoints SCOTT N. FLANDERS and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of March 22, 2010, at the 2010 Annual Meeting of Stockholders of Playboy Enterprises, Inc. to be held May 19, 2010 and at any and all adjournments or postponements of that meeting. The undersigned hereby further authorizes such Proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any and all adjournments or postponements thereof. Receipt of the Notice of the 2010 Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.
          The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made in this proxy. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR ALL” OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1; “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
(Continued, and to be marked, signed and dated, on other side)